UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  March 5, 2009

ORBCOMM Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33118	41-2118289
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2115 Linwood Avenue, Suite 100 Fort Lee, New Jersey 07024
(Address of principal executive offices) (Zip code)

(201) 363-4900
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06. Material Impairments.

        On March 5, 2009, the Board of Directors of ORBCOMM Inc. (the “Company”) concluded, based on the recommendation of management of the Company, that an impairment charge should be recognized in the quarter ending March 31, 2009 with respect to one of the Company’s Quick Launch satellites as a result of the Company’s inability to recover the satellite after the loss of contact with the satellite during in-orbit testing. The Company believes it is unlikely that the satellite will be recovered, based on its analysis as described below, leading to the conclusion of the impairment. Accordingly, the Company estimates that a non-cash impairment charge for the cost of the satellite of approximately $7.0 million will be reflected in the condensed consolidated financial statements in the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2009. This amount is a good faith estimate based on currently available information and is subject to change, although the Company does not presently expect that the actual impairment charge will be materially different than the estimated impairment charge described above. No amount of this impairment charge represents a cash expenditure and the Company does not expect that any amount of this impairment charge will result in any future cash expenditures.

        The Quick Launch satellite was launched on June 19, 2008 with five other satellites in the Company’s Quick Launch and Coast Guard Demonstration satellite (“CDS”) programs. On February 22, 2009, one Quick Launch satellite experienced a power system anomaly that subsequently resulted in a loss of contact with the satellite by both the Company’s ground control systems and the ground control systems of the company providing in-orbit monitoring and testing, KB Polyot-Joint Stock Company, a provider of sub-contracting services to OHB System, AG (“OHB”), the satellite bus manufacturer. The Company continues its efforts to re-establish contact with the satellite, but to date has not been successful. After consultation with OHB and the Company’s own engineers, the Company believes that after such an extended period of no communication with the satellite, it is unlikely that the satellite will be recovered. The Company has conducted post-loss data analysis to better understand the causes of the power systems anomaly and resulting loss of contact with the satellite. The Company and OHB will continue to conduct this post-loss data analysis to further analyze the root cause and establish operational procedures, if any, to mitigate the risk of a similar anomaly from occurring on the remaining Quick Launch and CDS satellites, which are of the same or similar design. During this process, the Company will continue the in-orbit testing of the remaining Quick Launch and CDS satellites thereby extending the time before these satellites can be placed in operational service.

        The Company has in-orbit insurance that under certain circumstances covers the total loss or constructive total loss of the CDS and Quick Launch satellites. The in-orbit insurance is subject to certain exclusions including a deductible under which no claim is payable under the policy in respect of the first satellite to suffer a constructive total loss or total loss. The Company is working with its insurance carriers to determine to what extent, if any, the in-orbit insurance will offset the impairment in value resulting from the loss of the Quick Launch satellite or otherwise result in insurance proceeds arising from previously disclosed anomalies on the other Quick Launch and CDS satellites.

        Certain statements in this Current Report on Form 8-K constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to the Company’s plans, objectives and expectations for future operations and are based upon management’s current estimates and projections of future results or trends. Although the Company believes that its plans and objectives reflected in or suggested by these forward-looking statements are reasonable, the Company may not achieve these plans or objectives. The Company’s actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to: the uncertainty inherent in attempting to estimate the amount of the impairment charge; satellite launch failures, satellite launch and construction delays and cost overruns and in-orbit satellite failures or reduced performance; the failure of the Company’s communications system or reductions in levels of service due to technological malfunctions or deficiencies or other events; the Company’s inability to renew or expand its satellite constellation; and the other risks described in the Company’s filings with the Securities and Exchange Commission. Unless required by law, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORBCOMM Inc.
By:	/s/ Robert G. Costantini

	Name: Title:	Robert G. Costantini Executive Vice President and Chief Financial Officer

Date:  March 6, 2009

4